Exhibit 3.29

ARTICLES OF INCORPORATION

OF

FTB INSURANCE AGENCY, INC.

The undersigned, for purposes of forming a corporation under Chapter 302A of the Minnesota Statutes, as amended, does hereby sign and acknowledge these Articles of Incorporation.

ARTICLE I.

The name of the corporation is FTB Insurance Agency, Inc. (the “Corporation”).

ARTICLE II.

The registered office of the Corporation in Minnesota is National Registered Agents, Inc., Capitol Professional Bldg., 590 Park Street, Suite 6, St. Paul, MN 55103.

ARTICLE III.

The aggregate number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, $.01 par value.

ARTICLE IV.

The name and mailing address of the incorporator is as follows:

Name	Address
William E. McDonald	3311 East Old Shakopee Road
Minneapolis, MN 55425

ARTICLE V.

The purposes of the Corporation are general business purposes and the Corporation shall possess all powers necessary to conduct any business in which it is authorized to engage, including, but not limited to, all those powers expressly conferred upon business Corporations by Chapter 302A of the Minnesota Statutes, as amended, together with those powers implied therefrom.

ARTICLE VI.

The Corporation shall have perpetual duration.

ARTICLE VII.

The affirmative vote of the holders of a majority of the voting power of the shares represented and entitled to vote at a duly held meeting is required for an action of the shareholders, including an amendment to the Articles of Incorporation, except where Chapter 302A of the Minnesota Statutes, as amended, requires an affirmative vote of a larger majority.

ARTICLE VIII.

Shares of the Corporation acquired by the Corporation shall become authorized but unissued shares and may be reissued as provided in these Articles.

ARTICLE IX.

(A)	The Board of Directors may from time to time, by vote of a majority of its members present at a duly held meeting, adopt, amend or repeal all or any of the Bylaws of the Corporation as permitted by Chapter 302A of the Minnesota Statutes, as amended, subject to the power of the shareholders to adopt, amend or repeal such Bylaws.

(B)	The Board of Directors is authorized to accept and reject subscriptions for and to dispose of shares of authorized stock of the Corporation, including the granting of stock options, warrants and other rights to purchase stock, without action by the shareholders and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by Chapter 302A of the Minnesota Statutes, as amended.

(C)	The Board of Directors is authorized to issue, sell or otherwise dispose of bonds, debentures, certificates of indebtedness and other securities, including those convertible into stock, without action by the shareholders and for such consideration and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by Chapter 302A of the Minnesota Statutes, as amended.

(D)	The Board of Directors is authorized to adopt, by an affirmative vote of a majority of the directors present at a duly called meeting, a resolution or resolutions providing for the establishment of a class or series of authorized stock of the Corporation or bonds, debentures, certificates of indebtedness or other securities, setting forth the designation of and number of shares constituting the class or series and fixing the relative rights and preferences of the class or series.

ARTICLE X.

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, as amended, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date that this Article X becomes effective. If the Minnesota Business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation in addition to the limitation and elimination of personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended. No amendment to or repeal of this Article X shall apply to, or have any effect on, the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE XI.

The Corporation shall indemnify to the fullest extent permissible under the provisions of Chapter 302A of the Minnesota Statutes, as amended, (as now or hereafter in effect) any person made or threatened to be made a party to or witness in any threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the Corporation by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or by reason of the fact that such director or officer, while a director or officer of the Corporation, is or was serving at the request of the Corporation, or whose duties in that position involved service as a director, officer, partner, trustee or agent of another organization or employee benefit plan, against all judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements. Nothing contained herein shall affect any rights to indemnification to which employees or agents of the Corporation other than directors and officers may be entitled under the provisions of Chapter 302A of the Minnesota Statutes, as amended. Any repeal or modification of this Article XII shall be prospective only, and shall not adversely affect any right to indemnification or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE XII.

Any action required or permitted to be taken at a meeting of the Board may be taken by written consent signed by all the directors; provided that, if the action is one which does not require shareholder approval, such action may be taken by written consent signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.

ARTICLE XIII.

The shareholders of the Corporation have no right to cumulate their votes in the election of directors.

ARTICLE XIV.

The shareholders of the Corporation have no preemptive rights in any future issuance of stock by the Corporation.

IN WITNESS WHEREOF, the undersigned hereunto sets his hand this              day of April, 2002.

/s/ William E. McDonald
William E. McDonald

4